Exhibit 3.194

CERTIFICATE OF INCORPORATION
OF
NPSF CORPORATION

The undersigned Incorporator executes this Certificate of Incorporation for the purpose of forming and does hereby form a corporation under the laws of the State of Delaware in accordance with the following provisions:

ARTICLE 1

The name of the corporation is NPSF Corporation.

ARTICLE 2

The street address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, County of Newcastle, Wilmington, Delaware 19801.

The name of the registered agent at the same address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE 4

The amount of the total authorized stock of this corporation is one thousand (1,000) shares of common stock having $0.01 par value per share.

ARTICLE 5

The name and street address of the incorporator are as follows:

WT&C Corporate Services, Inc.

2500 Citizens Plaza

Louisville, KY 40202

ARTICLE 6

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law 4s amended after the filing of the Certificate of Incorporation of which this Article is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of June, 2000.

WT&C Corporate Services, Inc.

/s/ Barbara G. Mangus

Barbara G. Mangus, Vice President